UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2026

MARA HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-36555	01-0949984
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 South Federal Highway, Suite 2700

Hallandale Beach, FL 33009

(Address of principal executive offices and zip code)

(800) 804-1690

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MARA	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

On July 29, 2026 and July 30, 2026, Barbara Humpton and Georges Antoun, respectively, notified the board of directors (the “Board”) of MARA Holdings, Inc. (the “Company”) of their decision to resign from the Board, effective as of July 31, 2026, which the Board accepted. Each of Ms. Humpton and Mr. Antoun informed the Board that their resignation was for personal reasons and was not due to any disagreements with the Company relating to the Company’s operations, policies or practices. The Company thanks Ms. Humpton and Mr. Antoun for their Board service and wishes them well.

Appointment of Directors

On August 1, 2026, the Board appointed each of Nancy Novak and Craig Hart to serve as a director on the Board, filling the vacancies created by the aforementioned resignations, effective immediately. Mr. Hart has also been appointed to serve as a member of the Risk and Audit Committee of the Board, succeeding Mr. Antoun. Ms. Novak will serve as a Class I director, with a term expiring at the Company’s 2027 annual meeting of stockholders or until her successor is duly elected and qualified, or until her earlier death, resignation or removal. Mr. Hart will serve as a Class II director, with a term expiring at the Company’s 2028 annual meeting of stockholders or until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Mr. Hart currently serves as Senior Portfolio Manager and Global Co-Head of Energy and Power at Avenue Capital Group, where he leads the firm’s private power strategy. Over more than 25 years in the energy sector, he has held senior leadership roles spanning power generation, energy infrastructure, corporate strategy, finance and private investing. Prior to joining Avenue Capital, Mr. Hart served as Executive Vice President and Chief Financial Officer of US Power Generating Company, where he helped build the company into a leading independent power producer before its sale to Tenaska Capital Management. He has also overseen significant investments in power generation and energy infrastructure platforms, including the formation and growth of Middle River Power. Mr. Hart has a B.A. from the Colorado College, an M.B.A. from Yale School of Management and a Master of Environmental Science from Yale School of Forestry & Environmental Studies.

Ms. Novak is a recognized leader in hyperscale data center development and digital infrastructure innovation. She previously served as Chief Innovation Officer of Compass Datacenters, where she helped lead large-scale data center development for hyperscale and cloud customers while advancing construction innovation, industrialized building methods and sustainable infrastructure initiatives. Her career spans more than four decades across mission-critical infrastructure development, construction and operations, and she currently serves on the boards of Sims Limited and Weston Solutions. Ms. Novak holds a B.S. in Construction Management from San Diego State University.

There are no arrangements or understandings between Mr. Hart or Ms. Novak and any other person pursuant to which Mr. Hart or Ms. Novak was selected and appointed as a director of the Company. There are no transactions in which Mr. Hart or Ms. Novak has a direct or indirect material interest required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “Commission”).

In connection with their service on the Board, each of Mr. Hart and Ms. Novak will be eligible to receive compensation under the Company’s non-employee director compensation program, as disclosed in the Company’s Definitive Proxy Statement filed with the Commission on April 30, 2026, as may be adjusted by the Board from time to time. Mr. Hart and Ms. Novak will each enter into an indemnification agreement with the Company providing for indemnification and advancement of expenses to the fullest extent permitted by the Nevada Revised Statutes.

Item 7.01. Regulation FD Disclosure.

A copy of the press release announcing the appointment of Mr. Hart and Ms. Novak to the Board is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

The information contained in Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated August 4, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARA HOLDINGS, INC.

Date: August 4, 2026	By:	/s/ Zabi Nowaid
	Name:	Zabi Nowaid
	Title:	General Counsel and Corporate Secretary